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                               October 5, 1995


Weatherford Enterra, Inc.
1360 Post Oak Boulevard, Suite 1000
Houston, Texas 77056

RE: REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT")-- WEATHERFORD ENTERRA, INC. 1991 STOCK OPTION PLAN
      WEATHERFORD ENTERRA, INC. RESTRICTED STOCK INCENTIVE PLAN
      D. DALE WOOD STOCK OPTION AGREEMENT
      ENTERRA CORPORATION SEVERANCE AGREEMENTS/WEATHERFORD INTERNATIONAL
        INCORPORATED CHANGE OF CONTROL AGREEMENTS

Dear Sirs:

     I am Senior Vice President, Secretary and General Counsel for Weatherford Enterra, Inc., a Delaware corporation (the "Company"), and have acted as legal counsel in connection with the authorization of an aggregate of 1,959,500 shares (the "Shares") of the common stock, $.10 par value, of the Company ("Common Stock") that may be issued (i) upon the exercise of options granted pursuant to and subject to the terms and conditions of the Weatherford Enterra, Inc. 1991 Stock Option Plan (the "1991 Option Plan");
(ii) upon the grant of shares pursuant to and subject to the terms and conditions of the Weatherford Enterra, Inc. Restricted Stock Incentive Plan (the "RSIP"); (iii) upon the exercise of options granted pursuant to the D. Dale Wood Stock Option Agreement between D. Dale Wood and the Company (the "Wood Agreement"); and (iv) upon the cancellation of previously granted options in accordance with the terms of the Enterra Corporation Severance Agreements and the Weatherford International Incorporated Change of
Control Agreements (collectively, the "Agreements").

     In connection with rendering the opinions hereinafter expressed, I have examined, among other things, the 1991 Option Plan, the RSIP, the Wood Agreement and the Agreements, the Restated Certificate of Incorporation and By-Laws of the Company, both as amended to date, the corporate proceedings with respect to the 1991 Option Plan, the RSIP, the Wood Agreement and the Agreements and such other corporate documents as I have deemed appropriate.


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Weatherford International Incorporated
October 5, 1995
Page 2

     Based on the foregoing, and having due regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the respective terms of the 1991 Option Plan, the RSIP, the Wood Agreement and the Agreements, the Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 registering the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in said Registration Statement.

     The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware and the Federal securities law of the United States of America.

     This opinion is provided at your request and solely in connection with the Registration Statement. This opinion may be relied upon only by you and may not be quoted from or referred to or copies delivered to any other person without my prior written consent, except as provided herein.

     As of the date hereof, I own beneficially 37,221 shares of Common Stock and hold options to purchase an additional 28,000 shares of Common Stock, of which 16,166 options are immediately exercisable (all such numbers reflect the one-for-two reverse stock split effected by the Company on October 5,
1995).

                                       Very truly yours,


                                       /s/ H. Suzanne Thomas
                                       ---------------------------

                                       H. Suzanne Thomas

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